Exhibit 99.1

For Immediate Release

A.P. Pharma Receives Second Letter from NASDAQ Regarding

Notice of Non-Compliance; Company to Request Hearing

REDWOOD CITY, Calif. – November 22, 2010 – A.P. Pharma, Inc. (NASDAQ: APPA), a specialty pharmaceutical company, today announced that, on November 17, 2010, it received a second letter from the Listing Qualifications Staff of The NASDAQ Stock Market (NASDAQ) indicating that it has not regained compliance with Listing Rule 5550(a)(2), which requires the closing bid price of the Company’s common stock to be $1.00 or more.

This letter is a follow-up to the letter received from NASDAQ on May 18, 2010, which notified the company that it was out of compliance with Listing Rule 5550(a)(2) because the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days. At that time, NASDAQ provided the Company with 180 calendar days, or until November 15, 2010, to regain compliance with the rule.

The second letter from NASDAQ stated the Company’s securities would be subject to delisting from The NASDAQ Stock Market, effective November 29, 2010, unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (Panel). A.P. Pharma intends to request a hearing before the Panel at which it will present its plan for regaining compliance with all applicable listing requirements. The hearing request will result in the Company’s shares remaining listed on The NASDAQ Capital Market at least until such time as the Panel renders its decision following the hearing.

There can be no assurance that the Panel will grant the Company’s request for continued listing on The NASDAQ Stock Market. In the event that the Panel determines to delist the Company’s securities from NASDAQ, the Company’s common stock may be eligible for trading on the OTC Bulletin Board, which is operated by FINRA or the OTCQB, which is operated by OTC Markets, Inc.

A.P. Pharma Receives Second Letter from NASDAQ Regarding Notice of Non-Compliance; Company to Request Hearing	Page 2

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product, APF530, for the prevention of CINV. A.P. Pharma received a Complete Response Letter on the APF530 NDA in March 2010 and is in the process of preparing a resubmission responsive to the deficiencies listed in the Complete Response Letter. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. Further work on these programs has been deferred while the Company focuses on the approval of APF530. For further information, visit the Company’s web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, Acting Chief Executive Officer

and Chief Financial Officer 650-366-2626

and

Investor and Media Relations:

Corporate Communications Alliance, LLC

Edie DeVine

209-814-9564

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